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GENOVESE DRUG STORES, INC.

EXHIBIT 11

STATEMENT RE:  COMPUTATION OF NET INCOME PER COMMON SHARE

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                        Twelve Weeks Ended             Forty Weeks Ended
                                                    --------------------------     ----------------------------
                                                    November 7,    November 8,     November 7,      November 8,
                                                        1997          1996            1997            1996
                                                    -----------    -----------     -----------      -----------
Primary:

Weighted average shares outstanding (A)               12,419          12,233          12,381          12,221

Equivalent shares-dilutive stock options (B)              --              --              --              --
                                                     -------         -------         -------         -------

                                                      12,419          12,233          12,381          12,221
                                                     =======         =======         =======         =======

Net income                                           $   517         $ 2,351         $ 3,629         $ 5,452
                                                     =======         =======         =======         =======

Net income per common share (A)                      $   .04         $   .19         $   .29         $   .45
                                                     =======         =======         =======         =======


(A) Adjusted, where appropriate, to reflect the effect of the 10 percent stock dividend distributed on January 14, 1997.


(B) The effect of equivalent shares of dilutive stock options is not significant to net income per common share for any period presented.


       There is no significant difference between primary and fully diluted net income per common share.



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